FOR IMMEDIATE RELEASE

Media Contact:	Investor Contacts:
Mary Ellen Keating	Joseph J. Lombardi
Senior Vice President	Chief Financial Officer
Corporate Communications	Barnes & Noble, Inc.
Barnes & Noble, Inc.	(212) 633-3215
(212) 633-3323	jlombardi@bn.com
mkeating@bn.com
Andy Milevoj
Director of Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com

Barnes & Noble Announces the Sale of Its Interest in Calendar Club

New York, NY (February 26, 2009)—Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that it has sold its majority interest in Calendar Club to the company and its chief executive officer for $7 million, which is comprised of $1 million in cash and $6 million in notes. As a result of this transaction, Barnes & Noble will incur a non-cash after-tax charge of approximately $9.7 million, or $0.17 per share, related to its investment in Calendar Club in the fourth quarter of 2008. In 2008, Calendar Club contributed $113.5 million in revenues to Barnes & Noble, while its earnings per share contribution was de minimis.

Subsequent to the sale, Barnes & Noble will continue to have a working relationship with Calendar Club.

Calendar Club’s primary business is supporting seasonal specialty stores by marketing a large variety of calendars, games, puzzles, gifts, and music boxes. The company operates stores in malls and outlet centers, ranging in size from a small freestanding kiosk to a 6,000 square foot multi-concept superstore, as well as Calendars.com, an e-commerce website.

Barnes & Noble, Inc.	Page 2

February 26, 2009

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 799 bookstores in 50 states. The company is the nation’s top bookseller in quality, and for the fifth year in a row, the top bookseller brand, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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